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                                                                  Exhibit 10.1


                              [LETTERHEAD OF FIBERSTOCK]


June 15, 1995

Mr. Scott P. Ebert
1105 Autumn Chase Court
Marietta, GA 30064

Dear Scott;

Confirming our various discussions, effective immediately you will assume the position of Vice President/Controller of National Fiberstok Corporation (the "Company"). In addition, you will maintain the title of Assistant Secretary of DEC International, Inc.

RESPONSIBILITIES

In your capacity as Vice President / Controller, you will report directly to Robert Webster, Executive Vice President and Chief Financial Officer and will continue to maintain your primary office at the corporate headquarters in Atlanta. Your specific responsibilities will include, among others:

     -    oversight of all internal and external financial reporting,

     -    development of financial management reporting,

     -    development of the cash management system and all cash reporting,

     -    maintenance of lender relationships,

     - supervision of the outside audit of the Company's financial statements,

     -    renewal and maintenance of property and casualty insurance programs,

     - review and evaluation of the costs and effectiveness of the Company's employee benefit programs,

     -    supervision of the Company's income tax reporting and compliance,

     -    supervision of the Company's payroll processing consolidation, and

     -    other activities as assigned.


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Mr. Scott P. Ebert
Page 2


CASH COMPENSATION

Your base compensation, expressed on an annual basis, will continue to be $83,417. Your performance against a mutually agreed upon plan will form the basis for any increase in base compensation. Any such increase will be subject to approval by the Compensation Committee of the Joint Board of Directors.

You will be eligible to earn incentive cash compensation consistent with past practice. Specifically, your incentive cash compensation will be based on your performance versus an agreed upon plan in addition to the overall profitability of the Company.

INSURANCE AND RETIREMENT BENEFITS

You will continue to be eligible to elect coverage under the insurance plans which are available to other executive employees of the Company as follows:

     -    medical care and hospitalization,

     -    dental care,

     -    long-term disability,

     -    short-term disability, and

     -    life insurance.

Naturally, you will also continue to be eligible to participate in the National Fiberstok Corporation 401k Savings Plan.

SEVERANCE

Should the Company choose to terminate your employment for any reason other than an illegal act, you will be entitled to continuation of your then current base compensation for a period of six (6) months from the date of termination.

This severance would also be applicable should you or the Company terminate your employment as a result of a transfer in ownership of the Company or DEC International, Inc.


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Mr. Scott P. Ebert
Page 3


Scott, you have contributed significantly to the success of the Company to date. I am looking forward to continued fine performance in your new role. If you are in agreement with the provisions of this letter, please indicate by countersigning and returning it to me. A copy of the fully executed letter will be provided for your files.

Sincerely,

NATIONAL FIBERSTOK CORPORATION

/s/ Robert M. Miklas
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Robert M. Miklas
President & CEO

cc:  Robert B. Webster

Accepted by:


/s/ Scott P. Ebert       06/15/95
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Scott P. Ebert          Date